January 28, 2023

Cantor Select Portfolios Trust

110 E. 59th Street
New York, NY 10022

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 2 to the Registration Statement, 1933 Act File No. 333-262101 and 1940 Act File No. 811-23774 (the “Registration Statement”), of Cantor Select Portfolios Trust (the “Trust”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 under the Securities Act of 1933 (Amendment No. 3 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

Greenberg Traurig, LLP ■ Attorneys at Law ■ WWW.GTLAW.COM
3333 Piedmont Road NE, Suite 2500 ■ Atlanta, GA ■ Tel 678.553.2432